EXHIBIT 3

Form of Voting and Expense Sharing Agreement

VOTING AND EXPENSE SHARING AGREEMENT

AGREEMENT, dated as of May ___, 2011 between David I. Portnoy, and ____________________ (“Shareholder”).

WHEREAS, David I. Portnoy and certain other individuals (collectively, the “Portnoy Group”) intend to prepare proxy solicitation materials that will be filed with the Securities and Exchange Commission and distributed to the stockholders of Cryo-Cell International, Inc. (the Company”) in connection with the Company’s 2011 annual meeting of stockholders at which annual meeting the Portnoy Group will propose a slate of nominees for election as directors of the Company (the “Portnoy Nominees”).

WHEREAS, in order to induce the Portnoy Group to undergo the time commitment and expense of preparing, filing and distributing the proxy materials, Shareholder, a shareholder of record and/or a beneficial owner as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of shares of common stock (“Shares”) of the Company, par value $0.01 per share (the “Common Stock”), is entering into this Agreement with respect to all Shares beneficially owned by the Shareholder.

NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           Representations and Warranties of Shareholder

(a)           Shareholder agrees to be present (in person or by proxy) at any meeting prior to December 31, 2012  of the shareholders of the Company, and at any adjournment thereof, at which the Portnoy Nominees are submitted as nominees for directors of the Company (a “Company Shareholder Meeting”) so that all of the Shares of Common Stock over which the Shareholder has sole or shared voting power will be counted for the purpose of determining the presence of a quorum at such Company Shareholder Meeting, and to vote, or cause to be voted, or exercise its right to consent with respect to all Shares that Shareholder is entitled to vote at the time of any vote or action by written consent to approve all such shares FOR each of the Portnoy Nominees.

(b)           Prior to the date of any Company Shareholder Meeting, Shareholder will not, except pursuant to the terms of this Agreement, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares, other than to the Portnoy Group to vote Shareholder’s Shares in accordance with this Agreement, (ii) acquire, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition of, any Shares, unless such Shares shall be voted in accordance with the terms of this Agreement, or (iii) Transfer any Shares (or any interest therein), unless the purchaser, assignee or other transferee, as applicable, becomes a party to this Agreement with respect to such Shares.  As used herein, “Transfer” means, with respect to any shares of the Company’s Common Stock, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such shares of Common Stock or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing.

(c)           Upon execution of this Agreement, Shareholder agrees to pay the Portnoy Group $_________, such amount representing costs and expenses incurred in connection with the preparation, filing, printing and mailing of the proxy solicitation materials and any and all documents incident thereto, including, but not limited to attorney’s fees, proxy solicitation firm fees, printing and mailing fees and reasonable expenses incurred by the Portnoy Group incident to the transactions contemplated hereby.  The Portnoy Group will seek to recoup such expenses from the Company and, if successful, will reimburse Shareholder.

(d)           Shareholder represents that the Shareholder has the capacity to enter into this Agreement and that it is a valid and binding obligation enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles, and furthermore, if Shareholder is not a natural person, the execution of this Agreement has been duly authorized by all necessary corporate action and this Agreement constitutes a valid and binding agreement of the Shareholder.

(e)           The execution, delivery and performance by Shareholder of this Agreement and the consummation of the actions contemplated hereby do not and will not (i) if Shareholder is not a natural person, violate the certificate of incorporation, bylaws or other organizational documents of Shareholder, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, or (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Shareholder is entitled under any provision of any material agreement or other instrument binding on Shareholder.

(f)           Shareholder is the beneficial owner of the Shares set forth on the signature page hereto, free and clear of any limitation or restriction on the right to vote.  None of such Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares. Except for the Shares set forth on the signature page hereto, Shareholder does not beneficially own, or have sole or shared voting power with respect to, any shares of capital stock or voting securities of the Company.

2.           Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Florida, without regard to the conflicts of law rules of such state.

3.           Severability.  If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

4.           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

5.           Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of Florida or any Florida State court sitting in Miami, Florida, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Florida, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

6.           Counterpart Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year set forth below.

By:	_______________________________________
David I. Portnoy

By:	________________________________________
Shareholder

Shares Beneficially Owned By Shareholder:

_______________ Shares